SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___________)

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MOBILE MINI, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
Board Information
Continuing Directors
Director Retired in 2002
Board Meetings
Compensation of Non-Employee Directors
Board Committees
Change in Independent Auditor
Audit and Non-Audit Fees
Audit Committee Report
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
PROPOSAL 3 AMENDMENT TO MOBILE MINI, INC. 1999 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN AND TO AUTHORIZE RESTRICTED STOCK GRANTS
General
Description of the 1999 Stock Option Plan
Reasons for and Effect of the Proposed Amendment
Federal Income Tax Consequences
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
EXECUTIVE COMPENSATION
Stock Options
Option Exercises and Year-End Values
Employment Agreements
COMPENSATION COMMITTEE INTERLOCKS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Compensation Philosophy
Compensation of the Chairman, the Chief Executive Officer and President
Internal Revenue Code Section 162(m) Compliance
STOCK PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTION
VOTING PROCEDURES/REVOKING YOUR PROXY/REQUIRED VOTE
Required Vote
Voting on Other Matters
Revocability of Proxies
Solicitation
SUBMISSION OF STOCKHOLDER PROPOSALS
ANNUAL REPORT
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
APPENDIX A -- AMENDED AUDIT COMMITTEE CHARTER (as of October 28, 2002)
APPENDIX B -- MOBILE MINI, INC. 1999 STOCK OPTION PLAN (as amended through March 25, 2003)

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

Dear Stockholders:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Mobile Mini, Inc. The meeting will be held on Wednesday, May 21, 2003, at Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040. The meeting will begin at 1:30 p.m. local time.

      The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting.

      Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

      Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Sincerely,

Steven G. Bunger
President, Chief Executive Officer and
Chairman of the Board

Page

Notice of Annual Meeting of Stockholders	1
Annual Meeting of Stockholders Proxy Statement	2
Proposal 1 Election of Directors	3
Board Information	3
Continuing Directors	3
Director Retired in 2002	4
Board Meetings	4
Compensation of Non-Employee Directors	4
Board Committees	4
Change in Independent Auditor	5
Audit and Non-Audit Fees	5
Audit Committee Report	6
Proposal 2 Ratification of Appointment of Independent Auditor	7
Proposal 3 Amendment to Mobile Mini, Inc. 1999 Stock Option Plan to Increase the Number of Shares of Common Stock Issuable Under the Plan and to Authorize Restricted Stock Grants	7
General	7
Description of the 1999 Stock Option Plan	8
Reasons for and Effect of the Proposed Amendment	9
Federal Income Tax Consequences	9
Equity Compensation Plan Information	12
Other Matters	12
Executive Compensation	13
Stock Options	13
Option Exercises and Year-End Values	13
Employment Agreements	14
Compensation Committee Interlocks	15
Compensation Committee Report on Executive Compensation	15
Compensation Philosophy	15
Compensation of the Chairman, the Chief Executive Officer and President	15
Internal Revenue Code Section 162(m) Compliance	16
Stock Performance Graph	17
Security Ownership of Certain Beneficial Owners and Management	18
Section 16(a) Beneficial Ownership Reporting Compliance	20
Related Party Transaction	20
Voting Procedures/ Revoking Your Proxy/ Required Vote	21
Required Vote	21
Voting on Other Matters	21
Revocability of Proxies	21
Solicitation	21
Submission of Stockholder Proposals	22
Annual Report	22
Delivery of Documents to Security Holders	22
Proxy Solicited on Behalf of the Board of Directors for 2003 Annual Meeting of Stockholders to be held on May 21, 2003
Appendix A — Amended Audit Committee Charter (as of October 28, 2002)	A-1
Appendix B — Mobile Mini, Inc. 1999 Stock Option Plan (as amended through March 25, 2003)	B-1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock of Mobile Mini, Inc.:

      We will hold the Annual Meeting of Stockholders of Mobile Mini, Inc. at Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040, on May 21, 2003, at 1:30 p.m. local time. The meeting is being called by Mobile Mini’s Board of Directors to:

1.	Elect two members of the Board of Directors for three-year terms;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2003;

3.	Approve an amendment to the Mobile Mini, Inc. 1999 Stock Option Plan to increase the shares available under the plan and to authorize restricted stock grants; and

4.	Transact any other business that may properly come before the meeting and any adjournments.

      Only stockholders of record at the close of business on March 31, 2003 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

      We have enclosed our 2002 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

      To assure your representation at the meeting, please vote, sign, date and return the enclosed proxy as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy. Your proxy is being solicited by the Board of Directors of Mobile Mini.

Sincerely,

Lawrence Trachtenberg, Secretary

Tempe, Arizona

April 16, 2003

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of Mobile Mini, Inc. of proxies to be voted at our 2003 annual meeting of stockholders and at any adjournment or postponement. Information about the meeting is as follows:

Annual Meeting: May 21, 2003 at 1:30 p.m. local time at Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040.

Record Date: Close of business on March 31, 2003. If you were a stockholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. On the record date, we had 14,294,814 shares of our common stock outstanding.

Agenda:

1.	Elect two members of the Board of Directors for three-year terms;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2003;

3.	Approve an amendment to the Mobile Mini, Inc. 1999 Stock Option Plan to increase the shares available under the plan and to authorize restricted stock grants; and

4.	Transact any other business that may properly come before the meeting and any adjournments.

Proxies: Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” the director nominees named in this proxy statement and “for” agenda items 2 and 3. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on the present policies of the Board of Directors.

Mailing Date: We anticipate mailing this proxy statement on or about April 16, 2003.

Revoking Your Proxy: You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures described under “Voting Procedures/Revoking Your Proxy/Required Vote” in this Proxy Statement.

Please Vote — Your Vote Is Important

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure: The Board of Directors has seven members, the majority of whom are outside directors. The Directors are divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve for three-year terms.

Board Nominees: The Board of Directors has nominated Carolyn A. Clawson and Stephen A McConnell for re-election as directors, each to serve a three-year term ending in 2006.

      Carolyn A. Clawson has served as a director since February 2001. Since 1996, Ms. Clawson has been President of Skilquest, Inc., a sales and management support company which she founded. Skilquest provides marketing services to us. Ms. Clawson was an employee of ours from 1986 until 1996. She served in various positions including sales representative, branch manager of our Phoenix branch, and most recently as Vice President of Sales from 1991 to 1996. Ms. Clawson graduated from Northern Arizona University with a B.A. in Interior Design in 1986. She is the sister of Steven G. Bunger, our Chairman, President and Chief Executive Officer. Age 39.

      Stephen A McConnell has served as a director since August 1998. Since 1991, he has been President of Solano Ventures, a private capital investment company. Mr. McConnell has served since 1998 as Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he also was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995 he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of Vodavi Technology, Inc., Capital Title Group, Inc. and Miracor Diagnostics, Inc. Age 50.

The Board recommends that you vote “FOR” these nominees.

Board Information

      Continuing Directors: The terms of Ronald J. Marusiak and Lawrence Trachtenberg end in 2004, and the terms of Steven G. Bunger, Thomas Graunke and Michael L. Watts end in 2005.

      Ronald J. Marusiak has served as a director since February 1996. He has been the Division President of Micro-Tronics, Inc., a precision machining and tool and die company, for more than 10 years. Mr. Marusiak is also a director of EyePopMedia, Inc. Mr. Marusiak received a Masters of Science in Management from LaVerne University in 1979 and graduated from the United States Air Force Academy in 1971. Age 55.

      Lawrence Trachtenberg has served as our Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Treasurer and a director since December 1995. He is responsible for all of our accounting, banking and related financial matters. Mr. Trachtenberg is admitted to practice law in Arizona and New York and is a Certified Public Accountant in New York. Before he joined us, Mr. Trachtenberg served as Vice President and General Counsel at Express America Mortgage Corporation, a mortgage banking company, from February 1994 through September 1995. Before then, he was Vice President and Chief Financial Officer of Pacific International Services Corporation, a car rental and sales company, from 1990 to 1994. Mr. Trachtenberg received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/ Economics from Queens College of the City University of New York in 1977. Age 46.

      Steven G. Bunger has served as our Chief Executive Officer, President and a director since April 1997, and as our Chairman of the Board since February 2001. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. He is the brother of Carolyn A. Clawson, a member of our Board of Directors. Age 41.

      Thomas Graunke joined our Board of Directors on August 20, 2002. Since 1998, Mr. Graunke has served as the Chief Executive Officer and President of KnowledgeNet, Inc., a business e-learning company that offers a suite of over 1,000 synchronous and asynchronous content delivery solutions. From August 1996 to 1998, he served as President of Mastering Computers, Inc., an instructor-led Microsoft Windows TM training company that was acquired by Platinum Technology International, Inc. in 1998. Age 37.

      Michael L. Watts joined our Board of Directors on August 28, 2002. Since 1977, Mr. Watts has served as Chairman and Chief Executive Officer of Sunstate Equipment Company, LLC. Sunstate Equipment, which Mr. Watts founded, is the 12th largest construction equipment rental company in the United States, and currently has 48 locations in eight states. From 1987 to 1998, Mr. Watts also served as Chairman of Trench Safety Equipment Company, a specialty equipment rental company which was sold in 1998. Age 55.

Director Retired in 2002: In August 2002, George E. Berkner, who had served on our Board of Directors since December 1993, retired to devote more time to philanthropic activities and personal interests. Our Board of Directors thanks Mr. Berkner for sharing his business acumen with us and for the instrumental role he played in Mobile Mini’s growth and emergence as North America’s leading provider of portable storage solutions.

Board Meetings: In 2002, the Board held seven meetings. Each Director attended at least 75% of the Board of Director meetings and meetings of committees on which he or she served, during his or her tenure as a Director.

Compensation of Non-Employee Directors

      Non-employee directors receive an annual payment of $15,000 plus $500 for each board meeting attended, whether in person or by telephone. In addition, non-employee directors are reimbursed for any expenses related to their service as directors. Non-employee directors also receive options to purchase 7,500 shares of our common stock on August 1st of each year during their term of service. The exercise price of the options is the fair market value of our common stock on the date of grant.

      Directors who are also officers do not receive any separate compensation for serving as directors.

      We indemnify our Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to Mobile Mini. This is required by our Certificate of Incorporation, and we have also signed agreements with our directors who are also employees, contractually obligating us to provide this indemnification to them.

Board Committees

      The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Messrs. Marusiak and McConnell, who are non-employee directors, were the members of these committees during 2002, as was George Berkner, who served on these committees until his retirement in August 2002. Mr. Watts filled the vacancy on the Audit Committee created by Mr. Berkner’s retirement, and Mr. Graunke filled the vacancy on the Compensation Committee created by Mr. Berkner’s retirement. Accordingly, since August 2002, the Audit Committee members have been Messrs. Marusiak (committee chairman), McConnell and Watts, and the Compensation Committee members have been Messrs. Graunke, Marusiak and McConnell (committee chairman). The Board of Directors has determined that all of the members of the Audit Committee and the Compensation Committee are “independent” as defined by the rules of the Nasdaq stock market. The board of directors does not have a nominating committee. The entire board performs the functions generally associated with a nominating committee.

      The Compensation Committee:     The Compensation Committee manages officer compensation and administers our compensation and incentive plans, including our stock option plans. The compensation committee met twice during 2002. The Compensation Committee’s report on executive compensation is set forth elsewhere in this proxy statement.

      The Audit Committee:     The Audit Committee oversees Mobile Mini’s financial reporting process and meets with management and the independent auditor to review the results and scope of the audit and the services provided by the independent auditor. The Audit Committee met seven times during 2002. The Audit Committee is required by rules of the Securities and Exchange Commission to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this proxy statement. The charter under which the Audit Committee operates was adopted by the Board of Directors on November 10, 1999, and was amended and revised during 2002 to incorporate the mandates of the Sarbanes-Oxley Act of 2002 and to comply with the SEC rules promulgated thereunder. The Audit Committee’s amended charter is set forth at Appendix A of this Proxy Statement.

Change in Independent Auditor

      In our 2002 Proxy Statement, we reported the Board of Directors’ on-going selection process in respect of the Company’s independent auditor for 2002. On April 20, 2002, the Board of Directors and its Audit Committee engaged Ernst & Young LLP to serve as the Company’s independent auditor for the fiscal year 2002. Pursuant to the amended charter of the Audit Committee, the Audit Committee has engaged Ernst & Young LLP as the Company’s independent auditor for the fiscal year 2003. See “Proposal 2 — Ratification of Appointment of Independent Auditor” below.

      Our prior independent public accounting firm was Arthur Andersen LLP. Arthur Andersen’s reports on Mobile Mini’s consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and through the date of the Board of Directors’ decision to terminate the engagement of Arthur Andersen LLP as the Company’s independent auditor, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the years ended December 31, 2001 and 2000 and through the date of the Board’s decision to engage Ernst & Young LLP, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      Fees for all services provided by Ernst & Young LLP for fiscal year 2002 are as follows:

Audit and Non-Audit Fees

      Audit Fees:     The aggregate fees billed by Ernst & Young LLP for services rendered for the audit of Mobile Mini’s annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in Mobile Mini’s quarterly reports on Form 10-Q for that fiscal year were approximately $205,000.

Financial Information Systems Design and Implementation Fees:

      No services were provided by Ernst & Young LLP in 2002 for financial information systems design and implementation services.

      All Other Fees:     The aggregate fees billed by Ernst & Young LLP for services rendered, other than the services described under “Audit Fees” for the fiscal year ended December 31, 2002, were approximately $14,000.

      The Audit Committee of the Board of Directors has considered whether the provision by Ernst & Young LLP of the non-audit services described above is compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee believes that such non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

Audit Committee Report

      The Audit Committee oversees Mobile Mini’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three independent directors, operates under a written charter adopted by the Board of Directors, and met seven times in 2002. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

      In fulfilling its oversight responsibilities, the Audit Committee meets with management and the independent auditor to review Mobile Mini’s annual and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the items required by Statement of Auditing Standards 61 as in effect in the case of annual statements and Statement of Auditing Standards 71 as in effect in the case of the quarterly statements.

      The Audit Committee has met and held discussions with management and the independent auditor regarding the fair and complete presentation of Mobile Mini’s results. The Audit Committee has discussed significant accounting policies applied by Mobile Mini in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Mobile Mini’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards 61 (Communication With Audit Committees).

      In addition, the Audit Committee has discussed with the independent auditor the auditor’s independence from Mobile Mini and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions With Audit Committees.” The Audit Committee also has considered whether the independent auditor’s provision of non-audit services to Mobile Mini is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditor is independent from Mobil Mini and its management.

      The Audit Committee discussed with the independent auditor the overall scope and plans for their audit. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of the auditor’s examinations, the evaluation of Mobile Mini’s internal controls, the overall quality of Mobile Mini’s financial reporting, and other matters required to be discussed by Statement of Auditing Standards 61.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

Ronald J. Marusiak (Chair)
Stephen A McConnell
Michael L. Watts

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR

      The Audit Committee, composed of independent members of the Board, has appointed Ernst & Young LLP as independent auditor of the Company with respect to its financial statements for the year ending December 31, 2003, subject to ratification by the holders of Common Stock of the Company. In taking this action, the Audit Committee considered Ernst & Young LLP’s independence with respect to the services to be performed and other factors, which the Audit Committee and the Board believe is advisable and in the best interest of the stockholders. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. The Audit Committee anticipates that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to any appropriate questions.

The Board of Directors Recommends a Vote “FOR” Proposal 2

PROPOSAL 3

AMENDMENT TO MOBILE MINI, INC. 1999 STOCK OPTION PLAN TO

INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE
UNDER THE PLAN AND TO AUTHORIZE RESTRICTED STOCK GRANTS

General

      The Board of Directors and stockholders initially approved the 1999 Stock Option Plan in 1999, authorizing the issuance of 500,000 shares of common stock under the Plan. The Plan was amended and approved by the Board of Directors and stockholders in 2001 to increase to 1,200,000 the number of authorized shares issuable under the Plan.

      The purposes of the Plan are to attract, motivate and retain the best available personnel for positions of substantial responsibility and to provide incentive to, and to encourage ownership of our stock by, key management and other employees and by non-employee members of our Board of Directors. The Plan is administered by the Compensation Committee, which is comprised of our non-employee directors. Because the award of options and restricted stock grants is completely within the discretion of the Compensation Committee, it is not possible to determine at this time the particular awards that may be made to officers or other employees under the Plan, except that an option to purchase 7,500 shares of our common stock is granted to each non-employee director on August 1st of each year. The Plan includes provisions to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to options and other awards by qualifying payments under the Plan as performance-based compensation.

      We also have a 1994 Stock Incentive Plan which was originally adopted by the Board of Directors in August 1994 and approved by the stockholders at the 1994 annual meeting. As of March 31, 2003, options to purchase an aggregate of 516,350 shares of common stock were outstanding under the 1994 Plan at a weighted-average exercise price of $12.858 per share, and an additional 27,600 shares were available for issuance under the 1994 Plan. On November 1, 2003, the 1994 Plan will terminate and no additional options may be issued thereafter under the 1994 Plan.

      The following is a summary description of the material provisions of the 1999 Stock Option Plan. This summary is qualified in its entirety by the complete text of the Plan, which is included as Appendix B to this Proxy Statement.

Description of the 1999 Stock Option Plan

      The Plan is administered by the Compensation Committee of the Board of Directors. Under the Plan, we are now authorized to issue 1,200,000 shares of our common stock upon the exercise of options granted pursuant to the Plan. As of March 31, 2003, an aggregate of 37,400 shares were available for the grant of options under the Plan. The proposed amendment would increase to 2,200,000 the maximum number of shares that we are authorized to issue as restricted stock awards and upon the exercise of options granted pursuant to the Plan. The proposed amendment would also permit the issuance of restricted stock awards under the Plan. Restricted stock consists of shares of Mobile Mini common stock that is subject to risk of forfeiture and such limitations and restrictions as the Compensation Committee shall determine at the time of grant. Grants of restricted stock need not be subject to the same or similar limitations and restrictions, and the Compensation Committee has broad authority and discretion to determine the terms of each restricted stock award. All employees of the Company are eligible to receive options and restricted stock awards under the Plan. Options granted under the Plan may either qualify as incentive stock options under Section 422 of the Internal Revenue Code or they may be options that do not so qualify. Options granted to non-employee directors do not qualify as incentive stock options.

      Unless determined otherwise by the Compensation Committee at the time of grant or thereafter, restricted stock awards subject to restrictions shall be forfeited and reacquired by the Company upon a participant’s termination of service with the Company. Shares that comprise restricted stock awards that are forfeited and reacquired by Mobile Mini, and shares that underlie options that terminate or expire unexercised, may be reissued pursuant to the Plan prior the termination of the Plan.

      The exercise price for all options granted under the Plan may not be less than 100% of the fair market value of our common stock on the date of grant of the option. The maximum option term is 10 years. Under current practice of the Compensation Committee, options generally become exercisable in five equal annual increments beginning six months following the option grant date. However, the Compensation Committee has absolute discretion to determine the vesting schedule of options granted under the Plan.

      Under the Plan, each of our non-employee directors is automatically granted options to purchase 7,500 shares of our common stock. These options are granted on August 1 of each year, vest in 12 equal monthly installments during the year following the grant date, and have an exercise price equal to the fair market value of the common stock on the date of grant.

      Payment for option shares purchased under the Plan may be made either in cash or, if permitted by the particular option agreement, by exchanging shares of common stock with a fair market value equal to the total agreement, be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to Mobile Mini cash or cash equivalents equal to the option exercise price.

      The maximum number of shares as to which stock Awards may be granted to any single person under the Plan during any three-year period is 50% of all the shares reserved for issuance under the Plan. The shares to be delivered under the Plan will be made available from the authorized but unissued shares of Mobile Mini common stock, or from treasury shares. Shares that become subject to lapsed or canceled or forfeited Awards and shares tendered in a stock-for-stock exercise of options will be available for further Awards.

      In the event of any change in the number or kind of outstanding shares of Mobile Mini because of a recapitalization, merger, stock split, stock dividend or other change in the corporate structure or shares of stock of Mobile Mini, an appropriate change will be made by the Compensation Committee or the board, as administrator of the Plan:

•	in the number and kind of shares for which any Awards may thereafter be granted, both in the aggregate and as to each optionee;

•	in the number and kind of shares subject to outstanding Awards;

•	in the option price; and

•	other adjustments as the Plan administrator deems appropriate.

      The Compensation Committee or the Board of Directors may amend or revoke the Plan, but may not, without the prior approval of our stockholders:

•	increase the maximum number of shares of common stock which may be issued under the Plan or the number of shares of common stock which may be issued to one participant;

•	extend the term of the Plan or of options granted under the Plan; or

•	grant options with an exercise price below the fair market value of the common stock on the date of grant.

      The Board of Directors may terminate or suspend the Plan at any time, although termination or suspension would not affect options previously granted, absent the optionee’s consent. Unless previously terminated, the Plan will terminate on August 17, 2009, the tenth anniversary of the date the Plan was originally adopted by the Board of Directors.

Reasons for and Effect of the Proposed Amendment

      We believe that the approval of the proposed amendment to the Plan is necessary to achieve the Plan’s purposes and to promote the interest of Mobile Mini and its stockholders generally. We believe that the proposed amendment to the Plan which increases the number of shares available under the Plan will aid us in attracting, motivating and retaining qualified personnel.

      The increase in the number of shares reserved for issuance under the Plan from 1,200,000 to 2,200,000 recognizes the growth of our operations and the increase in the number of outstanding shares of our common stock during recent periods to 14,294,814 shares outstanding on March 31, 2003. An increase in the number of shares issuable pursuant to the Plan will enable us to grant options and awards to both current employees to award them for superior performance and encourage their employment retention and to new employees who we anticipate will be added in the future, particularly in connection with the execution of our plans to enter into new markets and continue our expansion. During 2002, we granted options to purchase 362,500 shares under the Plan. Of the options granted, 247,500 shares were granted to 158 employees who were not members of our Board or members of executive management in recognition of their performance and to encourage their employment retention. We believe that the authority to make restricted stock awards will further the ability of the Compensation Committee to provide incentive compensation plans to motivate and retain valued employees, particularly executive management, by providing the committee with additional compensation tools and the power to develop incentive compensation packages and programs tailored to specific employees or groups. The Compensation Committee will determine the number of shares that will comprise any restricted shock award, as well as the performance measures that will be required to be satisfied before a restricted stock award vests and the risk of forfeiture lapses. We anticipate that performance measures applicable to restricted stock awards may include any one or more of the following, as selected by the Compensation Committee: stock price; operating income; net income; earnings before income taxes and depreciation (EBITD); sales; lease fleet growth; increase in leasing revenues; lease fleet utilization; earnings per shares; or other performance goal established by the Compensation Committee not later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Compensation Committee actually establishes the goal.

Federal Income Tax Consequences

Stock Options

      The grant of an option under the 1999 Plan is not a taxable event for employee optionees or Mobile Mini.

      Incentive Stock Options. An optionee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of shares of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. Mobile Mini will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

      For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the optionee generally must be a Mobile Mini employee from the date the option is granted through a date within three months before the date of exercise of the option. In the case of an optionee who is disabled, the three-month period is extended to one year. In the case of an employee who dies, the three-month period and the holding period requirement for shares received pursuant to the exercise of the option are waived.

      If all of the requirements for incentive option treatment are met except for the holding period requirement, the optionee will recognize ordinary income upon the disposition of the shares received from the exercise of an incentive stock option in an amount equal to the excess of the fair market value of the shares of common stock at the time the option was exercised over the exercise price. The balance of the realized gain, if any, will be taxed at applicable capital gain tax rates. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Section 162(m) of the Code as summarized below.

      If an optionee exercises an incentive stock option by tendering shares of common stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the holding period requirement summarized above). If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise (other than alternative minimum taxable income as noted above) and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. If the optionee used shares received pursuant to the exercise of an incentive stock option as to which the optionee had not satisfied the holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares, and the excess of the fair market value of the shares tendered over the optionee’s basis in the shares would be taxable.

      Non-Qualified Options. Upon exercising an option that is not an incentive stock option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise. Upon a subsequent sale or exchange of the shares acquired upon the exercise of a non-qualified stock option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

      If Mobile Mini complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income. Under Section 162(m) of the Code, if the optionee is one of certain specified executive officers, then, unless certain exceptions apply, Mobile Mini is not entitled to deduct compensation with respect to the optionee, including compensation related to the exercise of stock options, to the extent such compensation in the aggregate exceeds $1,000,000 for the taxable year. The options are intended to comply with the exception to Section 162(m) for “qualified performance-based compensation.”

      If the optionee surrenders shares of common stock in payment of part or all of the exercise price for non-qualified stock options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option) and the optionee will be treated as receiving an equivalent number of shares of common stock upon the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. The difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income. The optionee’s basis in the additional shares will be equal to the amount included in the optionee’s income.

Restricted Stock Awards.

      A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and Mobile Mini will not be entitled to a deduction at that time, assuming that the restrictions constitute a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and Mobile Mini will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period will also be compensation income to the participant and deductible as such by Mobile Mini.

      A participant may elect pursuant to section 83(b) of the Internal Revenue Code to have the income recognized and measured at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date, as described below.

      A participant who has been granted a stock award that is not subject to a substantial risk of forfeiture for Federal income tax purposes (for example, bonus stock) will realize ordinary income in an amount equal to the fair market value of the shares at such time, and Mobile Mini will be entitled to a corresponding deduction.

      Section 83(b) Election. If a participant is granted shares of Stock that are subject to a substantial risk of forfeiture, recognition of income may be accelerated to the date of grant if the participant files an election under Internal Revenue Code section 83(b). Such an election must be filed with the IRS not later than 30 days after the date the property was transferred (i.e., the date of grant), and may be filed prior to the date of transfer. A copy of the election should be filed with Mobile Mini. If such an election is properly filed in a timely manner: (i) Mobile Mini will be entitled to a deduction at the time of grant and in an amount equal to the fair market value of the shares at the time of grant (determined without regard to forfeiture restrictions and other non-permanent restrictions), (ii) dividends paid to such holder during the restriction period will be taxable as dividends to such holder and not deductible by Mobile Mini, and (iii) there will be no further tax consequences when the restrictions lapse. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of grant. If a participant who has made a Section 83(b) election subsequently forfeits the shares, the participant will not be entitled to any deduction or loss.

The Board of Directors Recommends a Vote “FOR” Proposal 3.

EQUITY COMPENSATION PLAN INFORMATION

      Mobile Mini maintains the 1994 Stock Option Plan (the “1994 Plan”) and the 1999 Stock Option Plan (the “1999 Plan”) pursuant to which it may grant equity awards to eligible persons. The following table summarizes our equity compensation plan information as of December 31, 2002. Information is included for both equity compensation plans approved by Mobile Mini’s shareholders and equity plans not approved by our shareholders.

			Common shares
			remaining available
			for future issuance
	Common shares to be	Weighted-average	under equity
	issued upon exercise	exercise price of	compensation
	of outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	shares reflected in
	and rights	and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by Mobile Mini shareholders(1)	1,692,700	$19.87	32,000
Equity compensation plans not approved by Mobile Mini shareholders	-0-	$0	-0-

Totals	1,692,700	$19.87	32,000

(1)	Of these shares, options to purchase 526,650 shares were outstanding under the 1994 Plan, and options to purchase 1,166,050 shares were outstanding under the 1999 Plan.

On April 2, 2003, the closing price of Mobile Mini’s common stock as reported by the Nasdaq National Market was $15.05.

OTHER MATTERS

      The Board of Directors knows of no matters, other than the three proposals presented above, to be submitted to the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the board may recommend.

EXECUTIVE COMPENSATION

      The following table summarizes the compensation we paid the Chief Executive Officer and each of the two other most highly compensated executive officers as of the end of 2002 whose salary and bonus exceeded $100,000.

Summary Compensation Table

		Annual Compensation
					Long Term
				Other Annual	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Stock Options	Compensation(2)

Steven G. Bunger,	2002	$294,000	$44,100	$500	40,000	$—
Chairman, Chief Executive	2001	280,000	322,000	500	150,000	—
Officer, President	2000	257,250	122,194	500	—	—
Lawrence Trachtenberg,	2002	$210,000	$31,500	$500	30,000	$—
Chief Financial Officer,	2001	200,000	230,000	500	100,000	—
Executive Vice President,	2000	183,750	87,881	500	—	—
Secretary, Treasurer
Deborah K. Keeley,	2002	$93,454	$20,321	$500	7,500	$2,500
Vice President and	2001	86,600	40,095	500	7,500	2,500
Controller	2000	80,000	18,482	500	7,500	2,500

(1)	Includes our contributions to the 401(k) retirement plan.

(2)	Payments under non-compete agreements with us.

Stock Options

      The following table lists our grants during 2002 of stock options to the officers named in the Summary Compensation Table. The amounts shown as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the Securities and Exchange Commission. In assessing those values, please note that the ultimate value of the options, as well as those shares, depends on actual future share values. Market conditions and the efforts of our directors, officers and others to foster Mobile Mini’s future success can influence those future share values.

Option Grants In Last Fiscal Year

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rate of Stock
	Shares	Options			Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options	Employees in	Base Price
Name	Granted	Fiscal Year	($/Sh)	Expiration Date	5% ($)	10% ($)

Steven G. Bunger	40,000	12.3%	$14.65	December 2012	$368,532	$933,933
Lawrence Trachtenberg	30,000	9.2%	$14.65	December 2012	$276,399	$700,450
Deborah K. Keeley	7,500	2.3%	$14.65	December 2012	$69,100	$175,112

Option Exercises and Year-End Values

      The following table sets forth certain information regarding the exercise and values of options held by the officers named in the Summary Compensation Table, as of December 31, 2002. The table contains values for “in the money” options, meaning a positive spread between the year-end share price of $15.67 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-end Option Values

				Value of Unexercised
	Shares		Number of Unexercised	In-the-Money Options at
	Acquired		Options at December 31, 2002	December 31, 2002
Name	On Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Steven G. Bunger	-0-	$0	169,000/216,000	$499,330/$63,570
Lawrence Trachtenberg	-0-	$0	67,721/137,506	$131,288/$47,112
Deborah K. Keeley	-0-	$0	15,500/ 22,000	$36,110/$15,240

(1)	All the exercisable options were exercisable at a price less than the last reported sale price of the Common Stock $15.67 on the Nasdaq Stock Market on December 31, 2002.

Employment Agreements

      In September 1999, Mobile Mini entered into employment agreements with Steven G. Bunger and Lawrence Trachtenberg. Each agreement has a three year term, and the term automatically renews for additional one year periods unless either we or the employee gives notice of non-renewal. In 2002, Mr. Bunger’s base salary under his employment agreement was $294,000 and Mr. Trachtenberg’s was $210,000. The base salaries may be increased or decreased by the Board of Directors, but decreases are limited to 15% of the then-current base salary, unless greater decreases are in effect for other Key Executives, as defined in the employment agreements. Each employee is eligible to participate in Mobile Mini’s incentive bonus programs, which are administered by the Compensation Committee of the Board of Directors.

      Each employment agreement provides that Mobile Mini will make specified payments to the employee if either the employee’s employment is terminated involuntarily as determined under the agreement, for any reason other than cause (as defined in the employment agreement), or if there is a change of control (as defined in the employment agreement) of Mobile Mini. In the event of any such involuntary termination, the employee would be entitled under the employment agreement to receive a termination payment equal to three times his base salary for the twelve month period preceding the date of termination, and Mobile Mini would have the right to pay that amount over an 18 month period. If within six months after a change in control either the employee is terminated or elects for any reason to terminate his employment, the employee would be entitled to be paid an amount equal to four times the greater of his annual base salary in effect the day before the change of control occurred and his annual base salary during the last twelve months preceding the change of control. This amount would be payable in a lump sum, unless Mobile Mini provided a letter of credit to the employee, in which event the amount could be paid over a period of up to 18 months. Any payment upon termination, however, will be limited to an amount which is less than the “parachute payment” threshold under section 280G of the Internal Revenue Code (currently, $1,000,000).

      Each employment agreement contains provisions restricting the employee’s disclosure and use of Mobile Mini confidential information, and providing that the employee will not compete with Mobile Mini during the 18 months following the termination of employment in connection with a change of control and during the three years following termination under any other circumstances.

      Although we have not entered into any long-term employment contracts with any of our other key employees, we have entered into numerous agreements with key employees which are terminable at will, with or without cause, including agreements with Deborah K. Keeley. Each agreement contains a covenant not to compete for a period of six months to two years after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties.

      We had numerous bonus and incentive arrangements with several employees during 2002, including Steven G. Bunger, Mr. Trachtenberg, and Ms. Keeley. These agreements included an incentive program to provide financial awards for increases in profitability and based upon a subjective evaluation of performance. Compensation arrangements with Steven G. Bunger and Lawrence Trachtenberg are administered by the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS

      Messrs. Marusiak, and McConnell served as the members of the compensation committee of the Board of Directors during 2002. Mr. Berkner served as a member of the compensation committee of the Board of Directors until his retirement from the board in August 2002. Mr. Graunke was elected to the Board and to the Compensation Committee to fill the vacancy created by Mr. Berkner’s retirement. None of these directors was an executive officer or otherwise an employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served on any other company’s compensation committee.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      Mobile Mini’s executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised only of independent directors as that term is defined in the rules of the Nasdaq Stock Market. As a part of its duties, the Compensation Committee reviews compensation levels and performance of Mobile Mini’s executive officers. The Compensation Committee also administers Mobile Mini’s short and long-term incentive programs, which include our stock option plans and our bonus plans for various executive officers.

      The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by Mobile Mini under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

Compensation Philosophy

      Mobile Mini encourages each individual to enhance the value of Mobile Mini through his or her entrepreneurial efforts. As such, we position Mobile Mini’s base compensation levels for its executive officers consistent with the individual’s performance and skills and the competitive marketplace.

      Annual incentive payments are provided for achieving positive results that prepare Mobile Mini for strategic growth and continued financial strength. These results are usually expressed by reference to ranges of earnings targets set by the Compensation Committee following review of management’s projected financial plan for the year. Annual incentives are designed to provide total cash compensation at competitive levels relative to a peer group of companies in the durable goods leasing industry as warranted by performance.

      Long-term incentives in the form of stock options are provided to align the interests of management and the interests of the stockholders, as well as reward members of management for ongoing implementation of Mobile Mini’s strategic planning objectives.

      In total, the three elements of Mobile Mini’s executive officer compensation program are designed to provide a competitive compensation program taking into account Mobile Mini’s financial performance relative to its expectations and the peer companies’ performance.

Compensation of the Chairman, the Chief Executive Officer and President

      Steven G. Bunger serves as our Chairman, Chief Executive Officer and President. During 2002, Mr. Bunger received base compensation of $294,000, an increase from the $280,000 base compensation received in 2001.

      In light of Mobile Mini’s 2002 financial performance, Mr. Bunger was awarded a cash incentive payment of $44,100 in 2002. The incentive payment was based upon the committee’s evaluation of Mr. Bunger’s contribution to Mobile Mini’s 2002 earnings before taxes, increase in the size of the container rental fleet, increase in lease revenue, operational and strategic merits of business acquisitions during 2002, and other objective factors to which the committee attributed less weight. During 2002, earnings before taxes, before the Florida litigation expenses and extraordinary items, increased 6.2%, rental fleet units increased 19.4%, and lease revenues increased 16.5% over 2001 levels. These results were evaluated based on the overall judgment of the committee with a principal emphasis on the increase in earnings factor in the committee’s evaluation of the performance levels.

      The Compensation Committee considers long-term incentives, typically in the form of stock options, as an important component of Mobile Mini’s overall executive compensation program. In December 2002, Mr. Bunger received stock options on 40,000 shares of Mobile Mini’s common stock. In connection with this grant, the Compensation Committee considered Mr. Bunger’s position within Mobile Mini and his contributions to the continuing success of Mobile Mini.

Internal Revenue Code Section 162(m) Compliance

      Internal Revenue Code Section 162(m), enacted in 1993, limits the deductibility of non-performance based compensation in excess of $1 million for certain of Mobile Mini’s executive offices. The non-performance based compensation paid to Mobile Mini’s executive officers in 2002 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to Mobile Mini’s executive officers in 2003 will exceed the limit. Mobile Mini’s 1994 and 1999 stock option plans qualify as performance based compensation plans. As such, awards granted under the plans will not be subject to the $1 million limitation.

      Because it is not likely that the cash compensation payable to any of Mobile Mini’s executive officers will exceed the $1 million limitation in the foreseeable future, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to Mobile Mini’s executive officers. The committee will reconsider this decision should the individual compensation of any executive officer approach $1 million.

Compensation Committee

Stephen A McConnell (Chair)
Thomas Graunke
Ronald J. Marusiak

STOCK PERFORMANCE GRAPH

      This graph compares our total stockholder returns, the Nasdaq Stock Market (U.S.) Index and the Standard & Poor’s (S&P) 500 Stock Index from January 1, 1998 to December 31, 2002. The graph assumes that $100 was invested on January 1, 1998, and any dividends were reinvested on the date on which they were paid.

	Jan. 1,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	1998	1998	1999	2000	2001	2002

Mobile Mini, Inc.	100.00	184.93	369.86	395.66	672.97	269.57
Standard & Poor’s 500 Stock Index	100.00	129.03	156.28	142.38	125.58	97.72
Nasdaq Stock Market Index (U.S.)	100.00	140.99	261.48	157.42	124.89	86.33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth information as of March 31, 2003 with respect to the beneficial ownership of shares of our common stock. Specifically, the table reflects beneficial ownership information about:

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of common stock;

•	each of our directors and named officers; and

•	all of our executive officers and directors as a group.

      Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and warrants that are exercisable or exercisable within 60 days of March 31, 2003 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name	Number	Percent

Directors and Executive Officers:
Bunger Holdings, L.L.C.(1)	410,000	2.9%
Steven G. Bunger(2)	414,215	2.9%
Carolyn A. Clawson(3)	211,655	1.5%
Thomas G. Graunke(4)	5,625	*
Deborah K. Keeley(5)	17,347	*
Ronald J. Marusiak(6)	146,278	1.0%
Stephen A McConnell(7)	55,250	*
Lawrence Trachtenberg(8)	91,997	*
Michael L. Watts(9)	5,625	*
All directors and executive officers as a group (8 persons)(10)	947,992	6.5%
5% Holders:
Richard E. Bunger and REB/ BMB Family Limited Partnership(11)	914,881	6.3%
Liberty Wanger Asset Management, L.P.(12)	955,000	6.7%
Smith Group(13)	1,050,435	7.3%
T. Rowe Price Associates, Inc.(14)	1,049,900	7.3%
Wasatch Advisors, Inc.(15)	1,291,139	9.0%
Wellington Management(16)	1,491,900	10.4%

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

*	Less than 1%.

(1)	The members of Bunger Holdings, L.L.C. are Steven G. Bunger, Carolyn A. Clawson, Michael J. Bunger, Jennifer Blackwell and Susan Keating, who are siblings.

(2)	Includes 82,000 shares owned by Bunger Holdings, L.L.C.; 135,417 shares owned by REB/ BMB Family Limited Partnership; 27,798 shares of common stock; and 169,000 shares subject to exercisable options.

(3)	Includes 82,000 shares owned by Bunger Holdings, L.L.C.; 99,023 shares owned by REB/ BMB Family Limited Partnership; and 507 shares of common stock and 30,125 shares subject to exercisable options including shares and options held by her spouse.

(4)	Includes 5,625 shares of common stock subject to exercisable options.

(5)	Includes 1,847 shares of common stock and 15,500 shares subject to exercisable options.

(6)	Includes 66,000 shares held by a Profit Sharing Plan and Trust of which Mr. Marusiak is Trustee and Plan Administrator. Mr. Marusiak disclaims any beneficial ownership of 80% of these shares. Also includes 13,400 shares held by Mr. Marusiak’s children, 24,753 shares held by Mr. Marusiak and his wife, and 42,125 shares subject to exercisable options.

(7)	Includes 27,125 shares of common stock and 28,125 shares subject to exercisable options.

(8)	Includes 24,276 shares of common stock and 67,721 shares subject to exercisable options.

(9)	Includes 5,625 shares of common stock subject to exercisable options.

(10)	Includes 584,146 shares of common stock and 363,846 shares subject to exercisable options.

(11)	Based on the information provided in Schedule 13G filed by Richard E. Bunger filed with the Securities Exchange Commission on February 12, 2003. Richard E. Bunger is our founder and chairman emeritus. The general partners of REB/ BMB Family Limited Partnership are Richard E. Bunger and Barbara M. Bunger, the parents of Steven G. Bunger, our President, Chief Executive Officer and Chairman of the Board, and Carolyn A. Clawson, a member of our Board of Directors. The REB/ BMB Family Limited Partnership is the record owner of 565,153 shares, and Mr. and Mrs. Bunger’s community property interest in the partnership is 41.9%. Mr. and Mrs. Richard Bunger disclaim beneficial ownership of the interests held by members of their family. Richard E. Bunger and Barbara M. Bunger have shared voting power and shared dispositive power with respect to 796,881 shares and 118,000 shares subject to exercisable options.

(12)	Based on the information provided in Schedule 13G filed with the Securities Exchange Commission on February 10, 2003 by Liberty Wanger Asset Management, L.P. (“WAM”), WAM Acquisition GP, Inc. (“WAM GP”) and Liberty Acorn Trust (“Acorn”). WAM is an Investment Adviser registered under the Investment Advisers Act of 1940; WAM GP is the general partner of WAM; Acorn is an Investment Company under the Investment Company Act of 1940 and is a client of WAM. Each of WAM and WAM GP has shared voting power and shared dispositive power with respect to 955,000 shares. Acorn has shared voting power and shared dispositive power with respect to 825,000 shares. The address of principal business offices for WAM, WAM GP and Acorn is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(13)	Based on the information provided in Amendment 2 of Schedule 13G filed by Thomas W. Smith, Thomas N. Tryforos and Scott J. Vassalluzo, with the Securities Exchange Commission on February 14, 2003. Each of Thomas W. Smith, Thomas N. Tryforos and Scott J. Vassalluzo has shared voting power and shared dispositive power with respect to 674,350 shares. Each of Messrs. Smith and Tryforos has shared voting power and shared dispositive power of an additional 37,550 shares. Mr. Smith has sole power to vote and dispose of 338,535 shares. Mr. Vassalluzo has sole voting power and sole dispositive power with respect to 2,000 shares. Messrs. Smith and Tryforos in the aggregate beneficially own 750,435 in their capacities as investment managers for certain managed accounts. The principal business office of the Smith Group is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(14)	Based on the information provided in Amendment No. 2 of Schedule 13G jointly filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. with the Securities Exchange Commission on February 6, 2003. T. Rowe Price Associates, Inc. has sole voting power with respect to 99,500 shares and sole dispositive power with respect to 1,049,900 shares. T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 900,000 shares. Each of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. is an Investment Adviser registered under the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act of 1940 and, as such, has beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. The business address for T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(15)	Based on the information provided in Schedule 13G filed by Wasatch Advisors, Inc. with the Securities Exchange Commission on February 14, 2003. Wasatch Advisers, Inc. has sole voting powers and sole dispositive power with respect to 1,291,139 shares. It is an Investment Adviser registered under the Investment Advisers Act of 1940 and has its principal business office at 150 Social Hall Avenue, Salt Lake City, UT 84111.

(16)	Based on the information provided in Schedule 13G filed by Wellington Management Company, LLP with the Securities Exchange Commission on February 12, 2003. Wellington Management Company, LLP is a registered Investment Adviser under the Investment Advisers Act of 1940 and, in its capacity as such, has shared voting power with respect to 963,500 shares and has shared dispositive power with respect to 1,491,900 shares. Wellington Management Company’s address of principal business office is 75 State Street, Boston, Massachusetts 02109

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

      Based on a review of reports filed by our directors, executive officers and beneficial holders of ten percent (10%) or more of our shares, and based upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2002 were timely made.

RELATED PARTY TRANSACTION

      When we were a private company prior to 1994, we leased some of our properties from entities controlled by our founder, Richard E. Bunger, and his family members. These related party leases remain in effect. We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned by Steven G. Bunger and his siblings (including Carolyn A. Clawson, a member of our Board of Directors). Steven G. Bunger is our President and Chief Executive Officer and has served as our Chairman of the Board since February 2002. Annual base lease payments under these leases total approximately $66,000, with annual adjustment based on the Consumer Price Index. Payments in 2002 for these leases were approximately $81,000. The term of each of these leases will expire on December 31, 2003. Management intends to renew these lease agreements prior to their expiration dates. Mobile Mini leases its Rialto, California facility from Mobile Mini Systems, Inc., a corporation wholly owned by Richard E. Bunger, for total annual base lease payments of $204,000, with annual adjustment based on the Consumer Price Index. Richard E. Bunger is the father of Steven G. Bunger and Carolyn A. Clawson. Payments in 2002 under this lease were approximately $247,000. The Rialto lease expires on December 31, 2016. Management believes that the rental rates reflect the fair market rental value of these properties.

      Mobile Mini obtains services throughout the year from Skilquest, Inc., a company engaged in sales and management support programs. Skilquest, Inc. is owned by Carolyn A. Clawson, a member of our Board of Directors. Mobile Mini made aggregate payments of approximately $201,000 and $263,000 to Skilquest, Inc. in 2001 and 2002, respectively, which Mobile Mini believes represented the fair market value for the services performed. The increase in the amount we paid Skilquest in 2002 was due to the increase in 2001 and 2002 in the number of our sales personnel at our existing locations as well as additional sales personnel that we hired in connection with our entry into six new markets in 2001 and 11 new markets in 2002.

      In February 2001, Mobile Mini and its former chairman of the Board, Richard E. Bunger, entered into an employment agreement pursuant to which Mr. Bunger provides services to Mobile Mini during the term of the agreement, which is scheduled to end on June 30, 2005. Under the agreement, Mobile Mini paid Mr. Bunger $230,000 during 2001, and $180,000 in 2002, and will pay Mr. Bunger $112,000 in 2003, and $1,000 per month during 2004 through June 30, 2005. Through 2003, Mobile Mini will also provide office space and an administrative assistant to Mr. Bunger. The agreement also provides that Mr. Bunger is bound by an agreement pertaining to confidentiality of Mobile Mini’s confidential information, and a non-competition agreement.

      It is Mobile Mini’s intention not to enter into any additional related party transactions other than extension of lease agreements and renewal of the relationship with Skilquest, in each case on terms no less favorable to Mobile Mini then are available from unrelated parties.

VOTING PROCEDURES/REVOKING YOUR PROXY/REQUIRED VOTE

Required Vote

      The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular time and has not received instructions for the beneficial owner.

      If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Director and the approval of Ernst & Young LLP as our independent auditor, even it the broker does not receive voting instructions from you. Your broker may not vote your shares on the proposed amendment of our 1999 Stock Option Plan absent instructions from you. Without your voting instruction on this item, a broker non-vote will occur.

      A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of Directors.

      Under the Company’s Bylaws, the votes cast “for” must exceed the votes cast “against” to approve the proposed amendment to our 1999 Stock Option Plan. Abstentions and broker non-votes are not counted as votes “for” or “against” these proposals.

Voting on Other Matters

      If other matters are properly represented at the annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

      The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the second page of this proxy statement.

Revocability of Proxies

      You can revoke your proxies at any time before it is exercised if you:

•	deliver a signed, written revocation notice to our Corporate Secretary at the address set forth on the first page of this Proxy Statement;

•	timely deliver a valid, later-dated proxy; or

•	attend the meeting and vote in person at the meeting.

Solicitation

      The cost of this solicitation will be borne by Mobile Mini. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to beneficial owners. Proxies also may be solicited by our directors and officers, personally or by telephone or telegram, without additional compensation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their expenses reasonably incurred in forwarding solicitation material to beneficial owners of our common stock.

SUBMISSION OF STOCKHOLDER PROPOSALS

      From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or other proposals to Mobile Mini in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our year 2004 annual meeting during May 2004. We must receive proposals for our 2004 annual meeting no later than January 15, 2004, for possible inclusion in the proxy statement, or between January 23 and February 23, 2004, for possible consideration at the meeting. Direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this proxy statement.

ANNUAL REPORT

      Our 2002 annual report to stockholders has been mailed to stockholders concurrently with the mailing of this proxy statement, but is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

      Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this proxy statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this proxy statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

      Pursuant to the rules of the Securities and Exchange Commission, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at our investor relations firm at The Equity Group, Inc., 800 Third Avenue, 36th Floor, New York, New York 10022, telephone (212) 836-9609.

Tempe, Arizona

Dated: April 16, 2003

APPENDIX A

AUDIT COMMITTEE CHARTER

(As revised and approved by the Board of Directors
on October 28, 2002)

      The Audit Committee is appointed by the Company’s Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

      The members of the Audit Committee shall meet the independence and sophistication requirements of the Marketplace Rules of The Nasdaq Stock Market (the “Nasdaq Rules”) and the Sarbanes-Oxley Act of 2002 (the “Act”). In particular, at least one member of the Audit Committee shall have accounting or related financial management expertise which results in the individual’s qualification as a “financial expert” pursuant to the Nasdaq Rules and the Act.

      The Audit Committee shall have the authority to engage, and determine the compensation of, special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

      The Audit Committee shall:

A.     Continuous Activities — General

      (a) Provide an open avenue of communication between the independent auditor, Chief Financial Officer and the Board of Directors.

      (b) Address complaints and concerns regarding accounting or auditing matters brought to the attention of the Committee by Company personnel.

      (c) Review and reassess the adequacy of this Charter annually with the assistance of the Company’s outside counsel and recommend any proposed changes to the Board for approval.

      (d) Advise financial management and the independent auditor they are expected to provide a timely analysis of significant new financial reporting issues and practices and to provide any reports required by the Act.

      (e) Inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

      (f) Meet periodically with the independent auditor, the Chief Financial Officer and other members of management in separate executive sessions to discuss any matter that the Committee or these groups believe should be discussed privately with the Audit Committee.

      (g) Report periodically to the Board of Directors on significant results of the foregoing activities.

      (h) Appoint, compensate and oversee the Company’s independent auditor and resolve any disagreements between management and the auditor regarding financial reporting. If so determined by the Audit Committee, replace the independent auditor.

      (i) Instruct the independent auditor that the Act requires the auditor to report directly to the Committee.

      (j) Review and approve in advance all related-party transactions, all audit services to be provided by the independent auditor, and (to the extent pre-approval is not waived under the Act) all permitted non-audit services.

      (k) Monitor the independence of Committee members to ensure compliance with the Nasdaq Rules and the Act.

B.     Continuous Activities — Specific Tasks

      (a) Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor. Confirm that neither the lead or coordinating audit partner nor the primary reviewing partner of the independent auditor has performed audit services for the Company for the previous five consecutive years.

      (b) Meet with the independent auditor prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent auditor in connection with the audit.

      (c) Meet quarterly or more frequently as circumstances require to review with management and the independent auditor the Company’s quarterly financial statements prior to the public release of the Company’s quarterly earnings press release and the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

      (d) Consider and review with management including the Chief Financial Officer and with the independent auditor:

(a) Significant financial reporting issues, including disclosures of insider and affiliated party transactions, and judgments made in connection with the preparation of the Company’s financial statements, accompanying footnotes and the independent auditor’s report thereon.

(b) Any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management.

(c) Any changes required on the planned scope of the audit.

(d) An analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

(e) The effect of regulatory and accounting initiatives on the Company’s financial statements.

(f) Any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

(g) The management’s and the independent auditor’s qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates on an annual basis.

(h) Any material correcting adjustments that have been identified by the independent auditor in accordance with GAAP and the SEC’s rules and regulations.

(i) Other matters related to the conduct of the audit which are to be communicated to the audit committee under generally accepted auditing standards.

      (e) Determine, with regard to new transactions or events, the auditor’s reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

      (f) Review the independent auditor’s report required by the Act, describing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor, and (iii) other material written communications between the auditor and management, such as any management letter or schedule of unadjusted differences.

      (g) Pursuant to the Act, review quarterly with the Chief Executive Officer and Chief Financial Officer (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

      (h) Review with management and the independent auditor the internal control assessment and report to be included in the Company’s 10-K as required by the Act.

      (i) Assure that the auditor’s reasoning is described in accepting or questioning significant estimates by management.

      (j) Inquire as to the auditor’s views about whether Company’s choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practices.

      (k) Review with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

      (l) Inquire as to the auditor’s views about how the Company’s choices of accounting principles and disclosure practices may affect members and public views and attitudes about the Company.

      (m) Review and approve in advance the retention of the independent auditor for any non-audit service that is not prohibited by the Act, provided, however, that (a) permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and (b) as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services (i) that account, in the aggregate, for less than 5% of the total fees paid by the Company to its independent auditor during the fiscal year in which such non-audit services are provided, (ii) that the Company did not recognize as “non-audit” services at the time of the engagement, and (iii) that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee). The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent auditor pursuant to section 13(b) hereof will be disclosed by the Company as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

      (n) Prior to the Company hiring employees of the independent auditor who were engaged on the Company’s account, recommend to the Board guidelines for the Company’s hiring of such employees of the independent auditor, bearing in mind the restrictions of the Nasdaq Rules and the Act regarding auditor conflicts of interest.

      (o) Assist the Board in the development and review of a code of ethics for the Company’s senior financial officers that complies with the Act and the Nasdaq Rules.

      (p) Arrange for the independent auditor to be available to the full Board of Directors, at least annually, to help provide a basis for the Board to provide input to the Committee regarding the retention or dismissal of the auditor.

      (q) Review periodically with general counsel, legal and regulatory matters that may have a material impact on the Company’s financial statements, compliance policies and programs.

      (r) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The accuracy of the financial statements is the responsibility of management. The conduct of an audit in accordance with auditing standards generally accepted in the United States is the responsibility of the Company’s independent auditor. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations or the Company’s Code of Business Conduct and Ethics.

APPENDIX B

MOBILE MINI, INC.

1999 STOCK OPTION PLAN
(as amended through March 25, 2003)

Section 1. Purpose of Plan

      The purposes of the Mobile Mini, Inc. 1999 Stock Option Plan are to attract, motivate and retain the best available personnel for positions of substantial responsibility, and to provide an incentive to, and to encourage ownership of the stock of Mobile Mini, Inc. (“Company”), by its key management and other employees and to provide annual stock option grants to its non-employee directors. Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options or shares of Restricted Stock Awards (or any combination thereof), as determined by the Committee at the time of grant or as otherwise determined under the Plan.

Section 2. Definitions and Construction

      In addition to terms defined elsewhere in this Plan, the following terms shall have the meanings attributed to them in this Section 2, unless a different meaning is clearly required by the context:

(a) “Award” means any Option or Restricted Stock Award, granted to a participant under the Plan.

(b) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Employee” means any person, including officers employed by the Company or any Subsidiary. Service as a member of the Board of Directors of the Company shall not be sufficient to constitute “employment” by the Company.

(e) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereof.

(f) “Nonstatutory Stock Option” means an Option that is not intended or does not qualify to be an Incentive Stock Option.

(g) “Option” means a right granted to a participant pursuant to the Plan to purchase Common Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(h) “Plan” means the Mobile Mini, Inc. 1999 Stock Option Plan, as amended from time to time.

(i) “Restricted Stock” or “Restricted Stock Award” means Common Stock granted to a participant under Section 16 of the Plan that is subject to certain restrictions and to risk of forfeiture.

(j) Subsidiary” means any corporation or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

Section 3. Stock Subject to the Plan

      (a) Stock Available for Grants of Awards. Subject to the provisions of Section 15, 2,200,000 shares of the common stock of the Company (“Common Stock”) have been allocated to the Plan and reserved for Awards, including issuance of Restricted Stock and of shares of Common Stock upon the exercise of Options granted under the Plan. During the ten-year term of the Plan, no person may be granted Awards pertaining to more than 750,000 shares in any calendar year.

      (b) Treasury Shares; Lapsed or Canceled Option Share and Forfeited Restricted Stock. The Company may, in its discretion, use shares held in the treasury under this Plan in lieu of authorized but unissued shares of Common Stock. If any Option shall expire or terminate for any reason without having been exercised in full or any Restricted Stock Award shall be forfeited for any reason, the unpurchased or forfeit shares (as the case may be) subject thereto shall again be available for the purposes of the Plan. Any shares of Common Stock which are used as full or partial payment to the Company by a participant of the purchase price upon exercise of an Option shall again be available for the purposes of the Plan.

Section 4. Administration; Annual Option Grants to Non-Employee Directors

      (a) Administration. The Plan shall be administered by the Committee referred to in Section 5 (the “Committee”). Subject to the provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, Awards shall be granted and the number of shares to be subject to each Award. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the Company’s success and such other factors as the Committee, in its discretion, shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the Awards (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall have authority to determine the terms and provisions of Award Agreements evidencing the Awards granted pursuant to the Plan, which may vary from the provisions set forth in any form of Award Agreement adopted from time to time by the Committee or the Board of Directors of the Company (the “Board”). The Committee’s determinations on the matters referred to in this Section 4 shall be conclusive. The Committee may appoint one or more persons, any of whom may be an officer of the Company, whether or not any of them are also a member of the Board (the “Designated Administrator”), to administer Option grants under this Plan, subject to such conditions, restrictions and limitations as may be imposed by the Committee: including (i) Options to purchase not more than 500,000 shares of Common Stock may be granted by the Designated Administrator in any one calendar year to all employees of the Company in the aggregate; and (ii) the number of shares of Common Stock that may be subject to Options granted under the Plan in any one calendar year by the Designated Administrator to any single employee of the Company shall be 15,000 shares, unless the Committee shall otherwise determine. Any actions duly taken by the Designated Administrator with respect to the grant of Options to employees shall be deemed to have been taken by the Committee for purposes of the Plan. Notwithstanding the foregoing, the Committee shall not delegate any authority to the Designated Administrator with respect to employees of the Company who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

      (b)     Automatic Grants to Non-Employee Directors. Effective August 1, 2002 and on each August 1 thereafter throughout the term of this Plan, each member of the Board who is not an employee of the Company (a “non-employee director”), shall be granted an Option to purchase 7,500 shares of Common Stock at 100% of the fair market value per share as of the date of such grant. Such Option shall vest and be non-forfeitable in the amount of 625 shares per month commencing on August 31 in the year of grant and in the amount of 625 shares on the last day of each month thereafter; provided the person receiving such option remains a member of the Board. Any Option granted under this Section 4(b) shall (A) be exercisable immediately in whole or in part upon the vesting thereof, (B) if not otherwise forfeited or terminated hereunder, expire if not exercised prior to 5:00 p.m. Mountain Standard Time on the day preceding the tenth anniversary of the effective date of grant of such Option and (C) be subject to all terms and provisions of this Plan.

Section 5. The Committee

      The Plan shall be administered by a committee (the “Committee”) which, to the extent practicable, shall at all times be constituted to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any successor Rule. Subject to the foregoing, the Compensation Committee of the Board shall be the Committee hereunder.

Section 6. Eligibility

      Awards may be granted only (i) to employees of the Company or its subsidiaries (as defined below), and (ii) pursuant to Section 4(b) hereof, to non-employee directors of the Company. For the purposes of this Plan, the term “employees” does not include directors who are not also employees of the Company or a Subsidiary.

      Notwithstanding the foregoing, Awards which are not Incentive Stock Options may also be granted to employees of joint ventures of the Company so long as such employees are not subject to Section 16(a) of the Securities Exchange Act of 1934 by virtue of their position with, or share holdings of, the Company. The term “joint venture” means a partnership or other business entity (other than a subsidiary) 50% or more of the profits interest of which is owned by the Company or a subsidiary.

Section 7. Option Prices

      The purchase price of the Common Stock under each Incentive Stock Option or other Option hereunder shall not be less than 100% of the fair market value of the Common Stock at the time of granting of the option. Such fair market value shall generally be considered to be the mean between the high and low prices of the Company’s Common Stock as reported by The Nasdaq Stock Market for the ten trading days preceding the day the option is granted; provided, however, that the Committee may adopt any other criterion for the determination of such fair market value as it may in its discretion determine to be appropriate or advisable, including, without limitation, the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant of the Option.

Section 8. Payment of Option Prices

      The purchase price is to be paid in full upon the exercise of the Option, either (i) in cash, (ii) in the discretion of the Committee, by the tender to the Company of shares of the Common Stock of the Company, owned by the optionee and registered in the optionee’s name, having a fair market value equal to the cash exercise price of the Option being exercised, with the fair market value of such stock to be determined in such appropriate manner as may be provided for by the Committee or as may be required in order to comply with, or to conform to the requirements of, any applicable laws or regulations, or (iii) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i) and (ii) hereof. Provided, however, that no shares of Common Stock may be tendered in exercise of an option if such shares were acquired by the optionee through the exercise of an Incentive Stock Option unless (i) such shares have been held by the optionee for at least one year and (ii) at least two years have elapsed since such Incentive Stock Option was granted. The cash proceeds of sale of stock subject to option are to be added to the general funds of the Company and used for its general corporate purposes. The shares of Common Stock received by the Company as payment of the option price are to be added to the shares of the Common Stock held in its Treasury and used for the purposes of granting options under the Plan or as the Board shall otherwise determine.

Section 9. Option Amounts

      The maximum aggregate fair market value (determined at the time an option is granted in the same manner as provided for in Section 7 hereof) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000. The maximum number of shares of Common Stock with respect to which Options under the Plan may be granted to any single person during any three year period shall be 50% of all shares reserved for issuance pursuant to the Plan.

Section 10.	Exercise of Options

      The term of each Option shall be not more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in Section 11 hereof. Within such limit, Options will be exercisable at such time or times, and subject to such restrictions and conditions, as the Committee shall, in each instance, approve, which need not be uniform for all optionees; provided, however, that except as provided in Sections 11 and 12 hereof and except in respect of Options granted pursuant to Section 4(b) hereof to non-employee directors, no Option may be exercised at any time unless the optionee is then an employee of the Company or a Subsidiary or joint venture and has been so employed continuously since the granting of the Option. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to the Option until such shares shall be issued to such holder upon the exercise of the Option.

Section 11.	Termination of Employment and Options

      The holder of any Option issued hereunder (except a non-employee director) must exercise the Option prior to the holder’s termination of employment with the Company, a Subsidiary or a joint venture, except that the Committee in its absolute discretion (exercised at the time of grant or thereafter) may permit the optionee to exercise the Option, to the extent that the holder was entitled to exercise it at the date of such termination of employment, at any time within three (3) months after such termination, but not after ten (10) years from the date the Option was granted. A non-employee director who ceases to be a director of the Company, may exercise any Option hereunder, to the extent he or she was entitled to exercise it on the date the person ceased to be a director, at any time within three (3) months after such person ceases to be a director. Notwithstanding the foregoing, if the holder of an Option terminates employment or service as a non-employee director on account of disability, the holder may exercise such Option to the extent the holder was entitled to exercise it at the date of such termination at any time within one (1) year of the termination of employment or service as a non-employee director but not after ten (10) years from the date the Option was granted. For this purpose a person shall be deemed to be disabled if he or she is permanently and totally disabled within the meaning of Section 422(c)(6) of the Code, which, as of the date hereof, means that he or she is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of not less than 12 months. A person shall be considered disabled only if he or she furnishes such proof of disability as the Committee may require. Options granted under the Plan shall not be affected by any change of employment so long as the holder continues to be an employee of the Company or a Subsidiary or joint venture thereof. The Award Agreements may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence. Nothing in the Plan or in any Option granted pursuant to the Plan shall confer on any individual any right to continue in the employ of the Company or any Subsidiary or joint venture or interfere in any way with the right of the Company or any Subsidiary or joint venture thereof to terminate his or her employment at any time. Nothing in the Plan or in any Option granted pursuant to the Plan shall confer on any non-employee director any right to continue to serve in such capacity.

Section 12.	Death

      In the event of the death of an individual to whom an Option has been granted, while he or she is employed by the Company (or a Subsidiary or joint venture) or serving as a non-employee director of the Company, or within three (3) months after termination of employment or service as a non-employee director (or one (1) year in the case of the termination of employment or service as a director of an Option holder who is disabled as above provided), the Option theretofore granted may be exercised, to the extent exercisable at the date of death, by a legatee or legatees under the Option holder’s last will, or by personal representatives or distributees, at any time within a period of one (1) year after death, but not after ten (10) years from the date of granting thereof, and only if and to the extent that the Option was exercisable at the date of death.

Section 13.	Non-Transferability of Options

      Each Option granted under the Plan shall, by its terms, be non-transferable otherwise than by will or the laws of descent and distribution and an Option may be exercised, during the lifetime of the holder thereof, only by such holder. Notwithstanding the foregoing, the Committee in its discretion may allow Options to be transferred to an optionee’s “family member” as that term is defined in the General Instructions to Form S-8 as adopted from time to time by the Securities and Exchange Commission or any successor to such commission.

Section 14.	Successive Option Grants

      Successive Option grants may be made to any holder of Options under this Plan.

Section 15.	Adjustments Upon Changes in Capitalization or Corporate Acquisitions

      Notwithstanding any other provisions of the Plan, the Award Agreement may contain such provisions as the Committee shall determine to be appropriate for the adjustment of the number and class of shares subject to each outstanding Option, the Option exercise prices in the event of changes in the outstanding Common Stock by reason of stock dividends, recapitalizations, mergers, consolidations, spin-offs, split-offs, split-ups, combinations or exchanges of shares and the like, and, in the event of any such change in the outstanding Common Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which Options may be granted to any individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive. In the event the Company or a Subsidiary enters into a transaction described in Section 424(a) of the Code with any other corporation, the Committee may grant Options to employees or former employees of such corporation in substitution of options previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Section 424(a) of the Code.

Section 16.	Restricted Stock Awards

      (a) Grant of Restricted Stock. The Committee is authorized to make Restricted Stock Awards to Employees in such amounts and subject to such terms, conditions, contingencies, limitations and restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives, as determined by the Committee. Each Restricted Stock Award shall be evidenced by an Award Agreement.

      (b) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions or other limitations on the right to vote such Stock or the rights to receive dividends on such Stock). These restrictions may lapse separately of in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the making of the Restricted Stock Award or thereafter.

      (c) Performance-based Compensation Determination. The Committee may designate whether any such Restricted Stock Award being granted to any participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Code section 162(m). The Performance Measures that may be used by the Committee for such Awards shall be based on any one or more of the following, as selected by the Committee: stock price; operating income; net income; earnings before income taxes and depreciation (EBITD); sales; lease fleet growth; increase in leasing revenues; lease fleet utilization; earnings per shares; or other performance goal established by the Committee not later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal. For Restricted Stock Awards under this Section 16 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

      (d) Forfeiture. Except as otherwise determined by the Committee at the time of the making of the Restricted Stock Award or thereafter, upon termination of status as an Employee during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company, provided, however, that the Committee may provide in any Award Agreement or other writing that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

      (e) Certificates for Restricted Stock. Restricted Stock granted under the Plan may be evidence in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the participant, certificates shall bear an appropriate legend referring to the terms, conditions, contingencies, limitations and restrictions applicable to such Restricted Stock, and the Company may retain physical possession of the certificate until such time as all applicable restrictions lapse.

      (f) Certificates for Restricted Stock. Restricted Stock granted under the Plan may be evidence in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the participant, certificates shall bear an appropriate legend referring to the terms, conditions, contingencies, limitations and restrictions applicable to such Restricted Stock, and the Company may retain physical possession of the certificate until such time as all applicable restrictions lapse.

Section 17.	Amendment and Termination

      The Board or the Committee may at any time terminate the Plan, or make such modifications of the Plan as they shall deem advisable, provided, however, that the Board or Committee may not, without the approval by the stockholders of the Company by act of the stockholders at a meeting held for the purpose, make any modifications which, under applicable law, require such approval. No termination or amendment to the Plan may, without the consent of the participant to whom any Award shall theretofore have been granted, adversely affect the rights of such participant under such Award.

Section 18.	Effectiveness of the Plan; Historical Note Concerning Amendments

      The Plan became effective upon adoption by the Board on August 17, 1999 subject, however, to its further approval by the stockholders of the Company on or before August 16, 2000. The Plan was approved by the Company’s stockholders at the Company’s annual meeting held on November 10, 1999. The Board approved certain amendments to the Plan by resolutions adopted by unanimous written consent on May 10, 2001, subject to approval by the Company’s stockholders at the Company’s annual meeting scheduled for June 20, 2001. Such amendments included (i) increasing from 500,000 to 1,200,000 the number of shares authorized for issuance under the Plan, and (ii) providing for the automatic annual grant (commencing August 1, 2002) of Nonstatutory Options to purchase 7,500 shares of common stock to each non-employee director of the Company. At the 2001 Annual Meeting of Stockholders, those amendments to the Plan were approved by the stockholders. The Board approved certain further amendments to the Plan by resolutions unanimously adopted at a duly convened meeting of the Board of Directors on March 25, 2003, subject to approval by the Company’s stockholders at the Company’s annual meeting scheduled for May 21, 2003. Such amendments included (i) increasing from 1,200,000 to 2,200,000 the number of shares authorized for issuance under the Plan, and (ii) providing for the award of shares of Restricted Stock of the Company.

Section 19.	Time of Granting of Awards

      A grant of an Award under the Plan shall be deemed to be made on the date on which the Committee by formal action of its members duly recorded in the records thereof, or the Designated Administrator by appropriate writing or other action, as the case may be, makes an Award to an eligible employee of the Company or a Subsidiary, provided that such Award shall be evidenced by a written Award Agreement duly executed on behalf of the Company and on behalf of the participant of the Award within a reasonable time after the date of the Committee’s or the Designated Administrator’s action.

Section 20.	Term of Plan

      This Plan shall terminate ten (10) years after the date on which it was initially approved and adopted by the Board as set forth under Section 18 and no Award shall be granted hereunder after the expiration of such ten-year period. Awards outstanding at the termination of the Plan shall continue in full force and effect for their stated terms and shall not be affected by such termination of the Plan.

proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2003

The undersigned appoints Steven G. Bunger and Lawrence Trachtenberg, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”), to be held on May 21, 2003, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of Mobile Mini, Inc. held of record by the undersigned on March 31, 2003.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

See reverse for voting instructions.

Please Mark Your Votes In The Following Manner, Using Dark Ink Only:	☒

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of Directors:	01 Carolyn A. Clawson	02 Stephen A McConnell	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Item 2.

2.	Ratification Of Appointment Of Independent Auditor.	For	Against	Abstain
		☐	☐	☐

The Board of Directors Recommends a Vote FOR Item 3.

3. Amendment To Mobile Mini, Inc. 1999 Stock Option Plan To Increase The Number Of Shares Of Common Stock Issuable Under The Plan and To Authorize Restricted Stock Grant.	For	Against	Abstain
	☐	☐	☐

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box	☐		Indicate changes below:
Date

Signature(s) in Box
This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.